As filed with the Securities and Exchange Commission on June __, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aflac Incorporated

(Exact name of registrant as specified in its charter)

GEORGIA	58-1167100
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

1932 Wynnton Road, Columbus, Georgia	31999
(Address of Principal Executive Offices)	(Zip Code)

Aflac Incorporated Executive Deferred Compensation Plan

(Full title of the plan)

Audrey Boone Tillman
Senior Vice President, Director Of Human Resources
Aflac Incorporated
1932 Wynnton Road, Columbus, Georgia 31999

(Name and address of agent for service)

706.323.3431

(Telephone number, including area code, of agent for service)

The Securities and Exchange Commission is requested to send copies of all communication and notice to:
MICHAEL P. ROGAN, ESQ.
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)

Deferred Compensation Obligations (2)	$10,000,000	100%	$10,000,000	$1,070.00
Common Stock, par value $.10 per share	500,000 shares (3)	$46.26	$23,130,000	$2,474.91

(1)

Pursuant to Rule 457(c) and 457(h) of the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on June 20, 2006.

(2)

The Deferred Compensation Obligations are unsecured general obligations of Aflac Incorporated (the "Company" or the "Registrant") to pay deferred compensation in accordance with the terms of the Aflac Incorporated Executive Deferred Compensation Plan.

(3)

Pursuant to Rule 416 of the Securities Act, this Registration Statement shall be deemed to cover an indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of the Registrant's Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

EXPLANATORY NOTE

     This Registration Statement on Form S-8 is filed by Aflac Incorporated, a Georgia corporation ("Aflac"), to register 500,000 additional shares of Aflac's Common Stock, par value of $.10 per share (the "Common Stock") and $10,000,000 in Deferred Compensation Obligations issuable under the Aflac Incorporated Executive Deferred Compensation Plan (the "Plan"). Aflac's registration statement on Form S-8 filed with the Securities and Exchange Commission (the "SEC") on December 21, 1998 (File No. 333-69333) (the "Prior Registration Statement") registered 500,000 shares (adjusted by subsequent capital adjustments) and $10,000,000 in Deferred Compensation Obligations issuable under the Plan and is incorporated herein by reference, except to the extent that the items in this Registration Statement update such information contained in the Prior Registration Statement. This Registration Statement is filed pursuant to General Instruction E to Form S-8.

PART I  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

  *Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b).

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed with the SEC by Aflac are incorporated herein by reference and made a part hereof:
(a)	Aflac's Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b)	All other reports filed by Aflac pursuant to Section 13(a) or 15(d) of the Securities Exchange
Act of 1934, as amended (the "Exchange Act") since December 31, 2005; and

(c)	The description of the Common Stock contained in Aflac's Registration Statement

No. 2-42723 on Form S-1 filed with the SEC and incorporated by reference in Aflac's Registration Statement on Form 8-A dated March 29, 1974, including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by Aflac pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     This Registration Statement relates to Deferred Compensation Obligations (as defined below) and shares of Common Stock. The additional Deferred Compensation Obligations registered hereunder (the "Obligations") are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Aflac Incorporated Executive Deferred Compensation Plan (the "Plan"). Plan participants may defer compensation into shares of Common Stock in accordance with the Plan. The Plan is included as Exhibit 4.1 to this Registration Statement. Such Exhibit sets forth a description of the Obligations and is incorporated herein by reference in its entirety in response to this Item 4, pursuant to Rule 411(b)(3) under the Securities Act of 1933.

     No participant under the Plan shall have any preferred claim to, or any beneficial ownership interest in, any assets which are subject to the Plan. All such assets are subject to the claims of the creditors of Aflac Incorporated until they are paid to the participant in accordance with the terms of the Plan.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the deferred compensation obligations described herein has been passed upon for Aflac by Joey M. Loudermilk, Executive Vice President, General Counsel and Corporate Secretary for Aflac. As of June 26, 2006, Mr. Loudermilk beneficially owned 212,651 shares of Common Stock and options to purchase 411,850 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers.

     Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the "GBCC") provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under Section 14-2-854 or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the GBCC.

     Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

     Subsection (c) of Section 14-2-857 of the GBCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and may apply to a court under Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions. In addition, subsection (d) of Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

     The Bylaws of Aflac provide for indemnification of officers and directors to the fullest extent permitted by such Georgia law. Aflac's Articles of Incorporation also limit the potential personal monetary liability of the members of Aflac's Board of Directors to Aflac or its shareholders for certain breaches of their duty of care or other duties as a director.

     Aflac maintains (i) director and officer liability insurance that provides for indemnification of directors and officers of Aflac and of its majority-owned subsidiaries, and (ii) company reimbursement insurance that provides for indemnification of Aflac and its majority-owned subsidiaries in those instances where Aflac and/or its majority-owned subsidiaries indemnified its directors and officers.

Item 7.  Exemption from Registration Claimed.

  Not applicable.

Item 8.  Exhibits.

     The following is a list of exhibits filed or incorporated by reference as part of this Registration Statement.
4.1	*	Aflac Incorporated Executive Deferred Compensation Plan (incorporated herein by reference to Exhibit 4 to Registration Statement on Form S-8 dated December 21, 1998).
4.2	*	Articles of Incorporation of Aflac Incorporated, as amended (incorporated herein by reference to Exhibit 3.0 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
4.3	*	Bylaws of Aflac Incorporated, as amended and restated (incorporated herein by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
5.1		Opinion of Joey M. Loudermilk, General Counsel of Aflac, regarding validity of the Deferred Compensation Obligations being registered.
15.1		Letter from KPMG LLP regarding unaudited interim financial information.
23.1		Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2		Consent of Joey M. Loudermilk, General Counsel of Aflac (included in opinion filed as Exhibit 5.1 hereto).
24.1		Powers of Attorney (included on the signature page of this Registration Statement).

*Incorporated by reference

Item 9.  Undertakings.

     Aflac hereby undertakes:
(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

	(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities;

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser;

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbus, state of Georgia, on this 26th day of June, 2006.
Aflac Incorporated

By:	/s/ Daniel P. Amos	June 26, 2006

(Daniel P. Amos)
Chief Executive Officer,
Chairman of the Board of Directors

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Kriss Cloninger III	President, Chief Financial Officer,	June 26, 2006

(Kriss Cloninger III)	Treasurer and Director

/s/ Ralph A. Rogers Jr.	Senior Vice President, Financial	June 26, 2006

(Ralph A. Rogers Jr.)	Services, Chief Accounting Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, acting in the capacity or capacities stated opposite their respective names, hereby constitutes and appoints Daniel P. Amos, Joey M. Loudermilk, and Kriss Cloninger III, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Aflac Incorporated to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 26th day of June, 2006.
/s/ J. Shelby Amos II	Director	June 26, 2006

(J. Shelby Amos II)

/s/ Michael H. Armacost	Director	June 26, 2006

(Michael H. Armacost)

/s/ Joe Frank Harris	Director	June 26, 1006

(Joe Frank Harris)

/s/ Elizabeth J. Hudson	Director	June 26, 2006

(Elizabeth J. Hudson)

/s/ Kenneth S. Janke Sr.	Director	June 26, 2006

(Kenneth S. Janke Sr.)

/s/ Douglas W. Johnson	Director	June 26, 2006

(Douglas W. Johnson)

/s/ Robert B. Johnson	Director	June 26, 2006

(Robert B. Johnson)

/s/ Charles B. Knapp	Director	June 26, 2006

(Charles B. Knapp)

/s/ Hidefumi Matsui	Director	June 26, 2006

(Hidefumi Matsui)

/s/ E. Stephen Purdom	Director	June 26, 2006

(E. Stephen Purdom)

/s/ Barbara K. Rimer	Director	June 26, 2006

(Barbara K. Rimer)

/s/ Marvin R. Schuster	Director	June 26, 2006

(Marvin R. Schuster)

/s/ Tohru Tonoike	Director	June 26, 2006

(Tohru Tonoike)

/s/ David G. Thompson	Director	June 26, 2006

(David G. Thompson)

/s/ Robert L. Wright	Director	June 26, 2006

(Robert L. Wright)

EXHIBIT INDEX
4.1	*	Aflac Incorporated Deferred Compensation Plan (incorporated herein by reference to Exhibit 4 to Registration Statement on Form S-8 dated December 21, 1998).
4.2	*	Articles of Incorporation of Aflac Incorporated, as amended (incorporated herein by reference to Exhibit 3.0 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
4.3	*	Bylaws of Aflac Incorporated, as amended and restated (incorporated herein by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
5.1		Opinion of Joey M. Loudermilk, General Counsel of Aflac, regarding validity of the Deferred Compensation Obligations being registered.
15.1		Letter from KPMG LLP regarding unaudited interim financial information.
23.1		Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2		Consent of Joey M. Loudermilk, General Counsel of Aflac (included in opinion filed as Exhibit 5.1 hereto).
24.1		Powers of Attorney (included on the signature page of this Registration Statement).

*Incorporated by reference